Exhibit 10.27

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 18, 2022 (the “Effective Date”) by and between SeaStar Medical, Inc. (the “Company”), and Kevin Chung (“Executive”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.    Employment Period. Executive’s employment with the Company pursuant to this Agreement shall be “at will,” and either the Company or Executive may terminate the employment relationship at any time in accordance with the provisions of Paragraph 7. The period during which Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder. Executive’s commencement of employment hereunder shall be July 1, 2022 (the “Employment Commencement Date”).

2.    Duties and Responsibilities.

A.    During the Employment Period, Executive shall serve as the Company’s Chief Medical Officer (“CMO”), and will work out of his home office in Virginia, subject to reasonable business travel, and shall report to the Company’s Chief Executive Officer (“CEO”). Executive agrees to perform in good faith and to the best of his ability all services that may be required of Executive hereunder and to be available to render such services at all reasonable times and places in accordance with such directions and requests as may be made from time to time by the Company or Board of Directors of the Company (the “Board”).

B.    Executive is expected and agrees to devote his full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the Company, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. To maintain Executive’s medical license, Executive will work in hospital setting up to four days on average per month. Notwithstanding the foregoing, to continue to build executive presence, Executive may participate in up to four advisory or foundation boards at one time. Executive also may invest in up to one percent (1%) of the outstanding securities of any publicly-held corporation without approval of the Company. Moreover, in the sole discretion of, and upon approval from, the CEO, Executive may participate in other board or advisory positions that do not in any way negatively impact or conflict with the Company or Executive’s employment with the Company.

C.    Executive understands and agrees that he must fully comply with the Company’s standard operating policies, procedures, and practices that are from time to time in effect during the term of his employment.

3.    Compensation.

A.    During the Employment Period, Executive shall receive an annual gross base salary in the amount of Three Hundred Fifty Thousand Dollars ($350,000), to be paid in monthly installments accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions (“Base Salary”).

B.    The Company shall pay Executive a one-time signing bonus in the amount of Twenty-Five Thousand Dollars ($25,000) (the “Signing Bonus”), less all applicable withholdings and deductions, payable to Executive on July 31, 2022, provided Executive is employed on the payment date.

C.    During the Employment Period, Executive will be eligible to receive an annual discretionary bonus of up to a maximum amount of 40% of the Base Salary, with the actual amount, if any, to be determined in the sole discretion of the Company, based on a combination of factors including Company and individual performance. The Bonus, if awarded, shall be paid to Executive no later than March 15 of the year following the year to which the Bonus relates (the “Bonus Payment Date”), provided Executive is employed by the Company on the Bonus Payment Date. If Executive is not employed by the Company on the Bonus Payment Date, Executive shall not receive any Bonus.

D.    The Company shall deduct and withhold from any compensation payable to Executive any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages.

4.    Equity.

A.    On or following commencement of Executive’s employment and subject to approval of the Board, the Company will grant Executive an option under the Company’s Equity incentive plan then in effect (the “Plan”) to purchase up to [TBD] shares of the Company’s Common Stock (the “Option”), which is a number of shares equal to 1% of the outstanding capital stock of the Company. The Option will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, be immediately exercisable, subject to the right of repurchase of unvested shares, and will vest over four (4) years in forty-eight (48) equal monthly installments commencing on the one-month anniversary of the Employment Commencement Date. Vesting shall cease upon Executive’s cessation of employment with the Company and will be subject to the terms and conditions of the Plan and the written Stock Option Agreement governing the Option. Notwithstanding the foregoing (i) in the event of certain separations from service from the Company, the vesting of the Option will be accelerated to the extent set forth in Paragraph 8 below; and (ii) Executive shall have up to twelve (12) months following any termination of employment to exercise any then-vested options to purchase Company Common Stock (and understands and assumes the burden for any modified treatment thereunder associated with the extended exercise period).

5.    Benefits; Reimbursement.

A.    Health Insurance. During the Employment Period, Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s employees from time-to-time, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its employees.

B.    Expense Reimbursement. During the Employment Period, Executive shall be entitled to reimbursement for all reasonable and necessary expenses incurred by Executive associated with the conduct of the Company’s business in accordance with the Company’s policies. Such reimbursements shall be subject to the Company’s then-existing policies and procedures for reimbursement of business expenses, but in any event shall include submission of written requests for reimbursement within thirty (30) days of incurring the expense, accompanied by vouchers, receipts or other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities. If such expense qualifies for reimbursement, then the Company will reimburse Executive for that expense in accordance with existing expense reimbursement policies and practices.

C.    Vacation, Sick, and Holiday Pay. During the Employment Period, Executive shall be entitled to earn or receive vacation, sick, and holiday pay pursuant to the terms of the Company’s generally applicable employee policies, as may exist from time to time.

6.    Proprietary Information and Inventions Agreement. As a condition of employment and the benefits provided by this Agreement, Executive is required to timely execute and return the Company’s form of Proprietary Information and Inventions Agreement, attached hereto as Exhibit A (the “PIIA”). Executive shall at all times remain subject to the terms and conditions of such PIIA, and nothing in this Agreement shall supersede, modify, or affect Executive’s obligations, duties, and responsibilities thereunder.

7.    Termination of Employment. Executive’s employment pursuant to this Agreement is “at will” and may be terminated by either party at any time, with or without cause, in accordance with the following provisions:

A.    Upon cessation of Executive’s employment for any reason, Executive, or his estate if applicable, shall be paid any unpaid Base Salary earned under Paragraph 3 for services rendered through the date of such termination.

B.    Executive may voluntarily separate from his employment under this Agreement at any time and for any reasons, but is requested to give the Company at least thirty (30) days prior written notice of such resignation.

C.    The Company may terminate Executive’s employment with or without Cause under this Agreement at any time by providing notice of such termination to Executive. Such termination shall be effective immediately upon Executive’s receipt of such notice, unless otherwise indicated by the notice.

8.    Severance Benefits

A.    Resignation, Termination for Cause, or Death. If Executive resigns, is terminated for Cause (as defined below), or dies, then he (or his estate, as applicable) shall only be entitled to payment of his Base Salary payable through the date of termination, but shall not otherwise be entitled to any severance or separation pay from the Company.

B.    Termination Without Cause. If the Company terminates Executive’s employment without Cause (as defined below) then, subject to Executive timely executing, returning, and not revoking a separation agreement and general release of claims acceptable to the

Company in its discretion (“Separation Agreement”), the Company will pay Executive as severance in an amount equivalent to twelve (12) months of Executive’s Base Salary in effect on the termination date, and payable in equal installments as salary continuation payments for a 12-month period following the termination date (“Severance Payment”), in accordance with the Company’s normal payroll dates and practices, the first installment of which shall be made on the Company’s first regular payroll period following the sixtieth (60th) day after the termination date (and will include any Severance Payment installment(s) that would have otherwise been paid during the period following the termination date through the date of the first Severance Payment installment); provided that, Executive has timely executed and delivered the Separation Agreement and the Separation Agreement has become irrevocable by its terms as of such date. The Severance Payment shall be in lieu of any other severance benefits under any Company plan, program or policy, and Executive waives his rights, if any, to have such payment taken into account in computing any other vested benefits payable to or on behalf of Executive, by the Company, if any.

C.    Termination Without Cause Following Change in Control. If the Company terminates Executive’s employment without Cause (as defined below) within twelve (12) months following a Change of Control (as defined below), then, in addition to the severance payment set forth above, and similarly subject to Executive timely executing, returning, and not revoking the Separation Agreement, then 100% of any remaining balance of any unvested Shares shall immediately vest.

(1)    For purposes of this Agreement, “Cause” means, in the Company’s reasonable good faith belief that one of the following have occurred:

(i)    Executive’s commission of any act of fraud, embezzlement, dishonesty, or sexual harassment;

(ii)    Executive’s refusal or failure to comply in any material respect with any written policies or procedures of the Company, any parent of the Company, or the Board (including, without limitation, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy);

(iii)    any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company); or

(iv)    any other gross negligence or misconduct by Executive adversely affecting the business or affairs of the Company (or any parent or subsidiary of the Company) in a material manner.

(2)    For purposes of this Agreement, “Change of Control” means a change in ownership or control of the Company effected through any of the following transactions:

(i)    a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii)    a sale, transfer, or other disposition of all or substantially all of the Company’s assets;

(iii)    the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or

(iv)    a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

9.    Benefit Limit. The benefit limitations of this Paragraph shall be applicable in the event Executive receives any benefits under this Agreement which are deemed to constitute parachute payments under Code Section 280G. In the event that any payments to which Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive under this Agreement (or on any other benefits to which Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company) under Code Section 4999.

10.    Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that are subject to the restrictions of Code Section 409A to which Executive becomes entitled under this Agreement shall be made or paid to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his separation from service with the Company or (ii) the date of his death, if Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

11.    Compliance with Section 409A. It is the intent of the Company and Executive that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A. If any payment under this Agreement is subject to Code Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Code Section 409A, (iii) each payment shall be treated as a separate payment for purposes of Code Section 409A, and (iv) if any payment is subject to the execution of a Separation Agreement, in no event shall the timing of Executive’s execution of the Separation Agreement result in Executive designating, directly or indirectly, the calendar year of payment, and if such a payment that is subject to execution of the Separation Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.

12.    Cessation of Benefits. In the event of a breach by Executive of any of his obligations of this Agreement or under the PIIA, he shall cease to be entitled to any further benefits under this Agreement. In no event shall Executive be entitled to any severance benefits under this Agreement if (i) his employment ceases by reason of a termination for Cause, or (ii) he voluntarily resigns from employment with the Company.

13.    Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate, or successor, or in connection with any sale, transfer, or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

14.    Notices.

A.    Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand, or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B.    If such notice, demand, or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

SeaStar Medical, Inc.

3513 Brighton Blvd

Ste 410

Denver, CO 80516

Attn: Chief Executive Officer

To Executive:

Kevin Chung, MD

6910 Strata Street

Mclean, VA 22101

(or such personal address as the Company may have on file for Executive at the time of notice.)

C.    Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

15.    General Creditor Status. The benefits to which Executive may become entitled under this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

16.    Governing Documents. This Agreement, together with (i) any equity award agreements, and (ii) the PIIA, shall constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the eligibility for any potential severance payments and consulting payments following separation from employment with the Company, and this Agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement, including but not limited to the at-will nature of the employment relationship as reflected herein, may only be amended by written instrument signed by Executive and the CEO.

17.    Governing Law. The provisions of Agreement shall be construed and interpreted under the laws of the State of Virginia applicable to agreements executed and wholly performed within the State of Virginia. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

18.    Arbitration.

A.    Except as provided herein and the PIIA, each party hereto agrees that any and all disputes which arise out of or relate to Executive’s employment, the termination of Executive’s employment, or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state, or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way Executive’s employment with the Company or its termination. The only claims not covered by this Employment Agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.

B.    Arbitration will be conducted in Virginia. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules” available at www.adr.org) or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

C.    During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost Executive would not be required to bear if Executive were free to bring the dispute or claim in court. Each party shall bear such party’s own attorneys’ fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.

D.    The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

E.    This arbitration provision does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative agency such as the Equal Employment Opportunity Commission, but this arbitration agreement does prohibit Executive from seeking or pursuing court action regarding any such claim.

19.    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

20.    Construction. The language of this Agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.

21.    Indemnification. Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

SEASTAR MEDICAL, INC.

By:	/s/ Eric Schlorff
Title:	Chief Executive Officer

EXECUTIVE

/s/ Kevin Chung
Kevin Chung